Exhibit 1
                      THE WELLCARE MANAGEMENT GROUP, INC.

                1996 NON-INCENTIVE EXECUTIVE STOCK OPTION PLAN


1. Purpose of Plan.

            The purpose of this 1996 Non-Incentive Executive Stock Option Plan ("Plan") of The WellCare Management Group, Inc. ("Company") is to acknowledge exceptional services to the Company by senior executives and to provide an added incentive for such senior executives to continue to provide such services and to promote the best interests of the Company.

2. Stock Subject to the Plan.

            An aggregate of 650,000 shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), subject, however, to adjustment or change pursuant to Section 8 hereof, shall be reserved for issuance upon the exercise of non-incentive stock options which may be granted from time to time in accordance with the Plan ("Options"). Such shares may be, in whole or in part, as the Compensation Committee of the Board of Directors ("Committee") shall from time to time determine, authorized but unissued shares or issued shares which have been reacquired by the Company. If, for any reason, an Option shall lapse, expire or terminate without having been exercised in full, the unpurchased shares covered thereby shall again be available for purposes of the Plan. Options to purchase in excess of 600,000 shares of Common Stock may not be granted to any one senior executive.

3. Administration.

            (a) The Board of Directors has appointed the Committee from among its members to administer and help set policy for the Plan. The Committee shall at all times be comprised only of three or more Non-Employee Directors (as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")), and shall have and may exercise any and all of the powers relating to the administration of the Plan and the grant of Options thereunder as are set forth herein. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, or to discharge such Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such time and at such places as it shall deem advisable. At such meetings, a majority of the Committee shall constitute a quorum and such majority shall determine its action; provided, however, any action may be taken without a meeting by written consent of all the members of the Committee. The Committee shall keep minutes of its proceedings and



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                  shall report the same to the Board of Directors at the meeting next succeeding.

            (b) The Committee shall administer the Plan and, subject to the provisions of the Plan, shall have sole authority in its discretion to determine the persons to whom, and the time or times at which, Options shall be granted and the number of shares to be subject to each such Option; provided, however, that options to purchase in excess of 600,000 shares may not be granted to any one senior executive. In making such determinations, the Committee may take into account the nature of the services rendered by such persons, their contributions and potential contributions to the Company's success and such other factors as the Committee in its sole discretion may deem relevant. Subject to the express provisions of the Plan, the Committee shall also have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating thereto, to determine the terms and provisions of the respective Option Agreements, and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be conclusive and not subject to review.

4. Eligibility for Receipt of Options.

            Options may be granted only to senior executives of the Company.

5. Option Price.

            The purchase price of the shares of Common Stock under each Option shall be determined by the Committee, which determination shall be conclusive and not subject to review, but in no event shall such purchase price be less than the Fair Market Value (as defined below) of the Common Stock on the date of grant.

            In determining the fair market value of the Common Stock as of a specified date ("Fair Market Value"), the Committee shall consider, if the Common Stock is: (a) publicly traded and listed on the New York Stock Exchange or another national securities exchange or The Nasdaq National Market, the closing sale price of the Common Stock on the business day immediately preceding the date as of which the Fair Market Value is being determined, or on the next preceding date on which such Common Stock is traded if no Common Stock was traded on such immediately preceding business day, or, if the Common Stock is not so listed on a national securities exchange or The Nasdaq National Market, but publicly traded, the representative closing sale price in the over-the-counter market as quoted by the National Quotation Bureau or a recognized dealer in the Common Stock, on the date immediately preceding the date as of which the Fair Market Value is being determined, or on the next


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preceding date on which such Common Stock is traded if no Common Stock was traded on such immediately preceding business day; or (b) not publicly traded, the fair market value as determined by the Committee in good faith based on such factors as it shall deem appropriate.

6. Term and Termination of Options.

            The term of each Option shall be five years from the date of grant but shall terminate, lapse and expire at such earlier time or times as the Committee provides in the Option Agreement governing such Option. No Option may be exercised following its termination, lapse or expiration.

7. Exercise of Options.

            (a) Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Option Agreements.

            (b) An Option may not be exercised for fractional shares of the Company's Common Stock.

            (c) The exercise of an Option shall be contingent upon receipt by the Company from the holder of such Option of a written representation that at the time of such exercise it is the Optionholder's then present intention to acquire the Option shares for investment and not with a view to the distribution or resale thereof (unless a Registration Statement covering the shares purchasable upon exercise of the Options shall have been declared effective by the Securities and Exchange Commission) and upon receipt by the Company of payment for the full purchase price of such shares.

            (d) Payment for the shares of Common Stock may be made (i) in cash or by check to the order of the Company, (ii) by surrender of shares of Common Stock having a Fair Market Value equal to the exercise price of the Option or (iii) by any combination of the foregoing where approved by the Committee in its sole discretion; provided, however, in the event of payment for the shares of Common Stock by method (ii) above, the shares of Common Stock so surrendered, if originally issued to the Optionholder upon exercise of an Option(s) granted by the Company, must have been held by the Optionholder for more than six months.

            (e) The holder of an Option shall have none of the rights of a shareholder with respect to the shares purchasable upon exercise of the Option until a certificate for such shares shall have been issued to the holder upon due exercise of the Option.


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            (f)   The proceeds received by the Company upon exercise of an
                  Option shall be added to the Company's working capital and be available for general corporate purposes.

8. Adjustments Upon Changes in Capitalization.

            If at any time after the date of grant of an Option, the Company shall by stock dividend, split-up, combination, reclassification or exchange, or through merger or consolidation or otherwise, change its shares of Common Stock into a different number or kind or class of shares or other securities or property, then the number of shares covered by such Option and the price per share thereof shall be proportionately adjusted for any such change by the Committee, whose determination thereon shall be conclusive. In the event that a fraction of a share results from the foregoing adjustment, said fraction shall be eliminated and the price per share of the remaining shares subject to the Option adjusted accordingly.

9. Vesting of Rights Under Options.

            Nothing contained in the Plan or in any resolution adopted or to be adopted by the Committee or the shareholders of the Company shall constitute the vesting of any rights under any Option. The vesting of such rights shall take place only when a written Option Agreement shall be duly executed and delivered by and on behalf of the Company and the person to whom the Option shall be granted.

10. Withholding Taxes.

            Whenever under the Plan shares are to be issued in satisfaction of the exercise of Options granted thereunder, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

11. Termination and Amendment.

            The Committee may at any time terminate, amend or modify this Plan in any respect (including, but not limited to, any form of grant, agreement or instrument to be executed pursuant to this Plan); provided, however, that shareholder approval shall be required to be obtained by the Company if required to comply with the listed company requirements of The Nasdaq National Market or of a national securities exchange on which the shares of Common Stock are traded, or other applicable provisions of state or federal law or self-regulatory agencies; provided, further, that no termination, amendment or modification of this Plan may, without the written consent of such Optionholder, materially adversely affect the rights of a holder of an Option previously granted under this Plan.


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12. Applicable Law.

            The validity, interpretation and enforcement of this Plan shall be governed in all respects by the laws of the State of New York and the United States of America.

13. Issuance of Shares.

            The shares of Common Stock, when issued and paid for pursuant to the Options granted hereunder, shall be fully paid and non-assessable shares.

14. Term of Plan.

            No Option shall be granted pursuant to this Plan on or after December 22, 2006, but Options theretofore granted may extend beyond that date and the terms of this Plan shall continue to apply to such Options and to any shares of Common Stock acquired upon exercise thereof.


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